Exhibit 12

                             AMERICAN STORES COMPANY
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED
                                         CHARGES
                                      ($ in thousands)



                                         26 Weeks     26 Weeks                                Fiscal Year Ended
                                          Ended        Ended      ==============================================================
                                         7/30/94      7/31/93       1/29/94    1/30/93(1)  2/01/92(1)  2/02/91(1)  2/03/90(1)(2)
                                         =======      =======       =======    ==========  ==========  ==========  =============
    Earnings before income taxes
      and before cumulative effect of
      changes in accounting principles
      and an extraordinary item           $210,806    $206,012     $480,805     $378,281    $438,468    $350,316     $241,180
    Fixed Charges (detail below)           136,913     146,185      284,834      311,937     371,056     456,992      501,627
    Adjusted for:
      Capitalized Interest                  (1,457)     (1,381)      (3,416)      (1,966)     (4,003)     (4,068)      (7,067)
      Previously Capitalized Interest
        Amortized during the period            629         615        1,246        1,288       1,488       1,426        1,297
                                           ========   =========    =========    =========   =========   =========    =========

    Earnings                              $346,891    $351,431     $763,469     $689,540    $807,009    $804,666     $737,037
                                          ========    ========     ========     ========    ========    ========     =========

    Interest Expense(3)                   $ 89,634    $ 97,016     $189,773     $214,394    $265,098    $358,895     $401,914
    Capitalized Interest                     1,457       1,381        3,416        1,966       4,003       4,068        7,067
    Interest Factor for Rental Expense
      of Operating Leases                   45,822      47,788       91,645       95,577     101,955      94,029       92,646
                                          ========    ========     ========     ========    ========    ========     ========

    Fixed Charges                         $136,913    $146,185     $284,834     $311,937    $371,056    $456,992     $501,627
                                          ========    ========     ========     ========    ========    ========       ======


    Ratio of Earnings to Fixed Charges        2.53        2.40         2.68         2.21        2.17        1.76         1.47


    (1)  Restated to reflect adoption of Statement of Financial Accounting
         Standards No. 109, "Accounting for Income Taxes" as if effective at the beginning of the fiscal year ended February 3, 1990.

    (2)  53 Weeks.  All other fiscal years presented are 52 weeks.

    (3) As reported in financial statements. Includes amortization of debt expense and interest on capital leases and is net of capitalized interest.

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